Exhibit 99.1

VAALCO SPUDS FIRST WELL IN 2021/2022 DRILLING CAMPAIGN

HOUSTON – December 13, 2021 – VAALCO Energy, Inc. (NYSE: EGY; LSE: EGY) (“VAALCO” or the “Company”) today announced that it has commenced its 2021/2022 drilling campaign offshore Gabon with the Etame 8H-ST well.

Under a drilling contract announced by VAALCO in early summer, a jack-up rig provided by Borr West Africa Assets Inc., an affiliate of Borr Drilling Limited was recently deployed to the Etame platform and has commenced activities on the Etame 8H-ST development well which is expected to be completed in January with production expected later in the first quarter of 2022.  This sidetrack of an existing well is targeting existing Gamba hydrocarbons in the Etame field that have not previously been produced by prior wells, and is the first well of a four-well campaign.

George Maxwell, VAALCO’s Chief Executive Officer, commented, “Enhancing our production, reducing our costs and extending the economic life at Etame has been the driving force for VAALCO’s continued success.  This summer we secured a jack-up rig for our 2021/2022 drilling campaign and began drilling our first well, the Etame 8H-ST, this week.  We believe that executing another successful drilling campaign with the goal of adding material production and reserves will significantly improve our size and scale, further enhancing our ability to execute on our accretive future growth initiatives.  The objective of the drilling campaign is to increase production by 7,000 to 8,000 barrels of oil per day gross, which would have a material impact on VAALCO’s net production and cashflow given it’s 63.6% interest in the licence.  We are confident we can achieve these objectives given our drilling track record at Etame.  We are excited to get our next drilling campaign underway and will continue to provide updates throughout the program.”

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 63.6% participating interest in the Etame Marin block, located offshore Gabon, which to date has produced over 123 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Jon Krinks/ James Husband	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to the impact of the COVID-19 pandemic, including the recent sharp decline in the global demand for and resulting global oversupply of crude oil and the resulting steep decline in oil prices, production quotas imposed by Gabon, disruptions in global supply chains, quarantines of our workforce or workforce reductions and other matters related to the pandemic, well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, its activities in Equatorial Guinea, expected sources of and potential difficulties in obtaining future capital funding and future liquidity, its ability to restore production in non-producing wells, our ability to find a replacement for the FPSO or to renew the FPSO charter, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, future and pending acquisitions, capital expenditures, future drilling plans, acquisition and interpretation of seismic data and costs thereof, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, and expectations regarding processing facilities, production, sales and financial projections.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, crude oil and natural gas price volatility, the impact of production quotas imposed by Gabon in response to production cuts agreed to as a member of OPEC, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.